EXHIBIT 10.05

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

INVO BIOSCIENCE, INC.

SHORT TERM NOTE

$75,000.00	Beverly, Massachusetts

March 5, 2009

FOR VALUE RECEIVED, the undersigned, INVO Bioscience, Inc. (“Maker”) a Nevada corporation with its principal place of business at 100 Cummings Center, Suite 421E, Beverly, Massachusetts promises to pay to Kathleen Karloff (“Holder”), of 109 Beacon Street, Boston, MA 02116 or at such other place as Holder shall have designated to Maker in writing, a principal amount equal to Seventy-Five Thousand Dollars ($75,000.00) (the “Principal Amount”) together with interest thereon as set forth below.

1.
Repayment.  Maker promises to pay the entire Principal Amount plus accrued and unpaid interest thereon, and all other sums and charges due Holder hereunder on May 20, 2009 (the “Maturity Date”).  The Maturity Date is subject to acceleration as set forth below.

2.	Interest. This Note shall bear interest at the rate of five percent (5%) per annum from the date hereof. All interest shall accrue and be paid with the Principal Amount on the Maturity Date.

3.
Application of Payments.  All payments shall be made in legal tender of the United States of America and shall be applied first to the payment of any sums or charges other than principal or interest due Holder; second, to the payment of accrued and unpaid interest on the unpaid Principal Amount; and third, the balance on account of the Principal Amount.

4.
Payment of Charges and Expenses.  Maker agrees to pay the debt evidenced hereby, and, after default, to pay all reasonable costs, expenses and attorneys’ fees incurred by the Holder in connection with any proceeding for collection of the debt evidenced hereby, or in any litigation or controversy arising from or connected with this Note.  The Maker’s obligation to pay such costs, expenses and attorneys’ fees of Holder after default in connection with the protecting, enforcing or realizing of the rights and remedies above described or otherwise set forth herein, shall exist whether or not proceedings are instituted or legal appearances made in any court of competent jurisdiction on behalf of the Holder.

5.
Event of Default.  Upon the occurrence of any one or more of the following events Maker shall be in default hereunder and the entire indebtedness with accrued interest due thereon under this Note shall, at the option of Holder, accelerate and become immediately due and payable without demand or notice of any kind:

a.
Failure by Maker to pay (i) the outstanding Principal Amount of this Note, together with interest accrued thereon, at final maturity of this Note; or (ii) any other sums required to be paid by Maker hereunder; or

b.
If (i) a petition is filed against Maker under any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution, or insolvency law, and is not dismissed within ninety (90) days after such filing; or (ii) Maker (x) files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law, or (y) makes any general assignment for the benefit of creditors or admits in writing its inability to pay, or fails to pay, its debts generally as they become due, or consents to or otherwise suffers the appointment of a receiver, custodian, liquidator or trustee for itself, or of all or any part of its property.

6.
Waiver of Rights.  Maker hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assents to extensions of the time of payment of forbearance or other indulgence without notice.

7.
Holder’s Rights.  Holder’s rights hereunder shall be cumulative and not exclusive and may be exercised at the sole discretion of Holder until this Note and all accrued and unpaid interest and other sums and charges due hereunder shall have been paid in full.  Further, no failure on the part of Holder to exercise any right or remedy hereunder, whether before or after the occurrence of any event of default hereunder, shall constitute a waiver hereof, and no waiver of any past default shall constitute waiver of any future default or of any other default.  No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, or waiver granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter or a waiver of any right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder may have, whether by the laws of the Commonwealth of Massachusetts, by agreement or otherwise; and Maker hereby expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

8.	Prepayment. Maker shall not have the right to prepay this Note.

9.	Binding Effect. This Note shall bind the successors and assigns of Maker and shall inure to the benefit of Holder, his heirs, administrators, representatives, trustees, successors and assigns.

10.
Captions and Section Headings.  The captions and section headings used in this Note are for convenience only and shall not be used to interpret, modify or affect in any way the covenants and agreements herein contained.

11.
Severability.  In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate or would prospectively operate, to invalidate this Note, then the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable and shall in no way be affected, prejudiced or disturbed thereby.

12.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

MAKER:	INVO BIOSCIENCE, INC.

	By:	/s/ Dr. Claude Ranoux
Dr. Claude Ranoux
Its President